Exhibit 99.2
CORPORATE PARTICIPANTS
Pablo Paez
The GEO Group — Director, Corporate Relations
George Zoley
The GEO Group — Chairman, CEO
Wayne Calabrese
The GEO Group — Vice Chairman, President, COO
Jerry O’Rourke
The GEO Group — SVP, CFO
Brian Evans
The GEO Group — VP Finance and Treasurer
CONFERENCE CALL PARTICIPANTS
Kevin Campbell
Avondale Partners — Analyst
Todd Van Fleet
First Analysis — Analyst
Manav Patnaik
Barclays Capital — Analyst
Jamie Sullivan
RBC Capital Markets — Analyst
Gregory Williams
Sidoti & Company — Analyst
Chuck Ruff
Insight Investments — Analyst
PRESENTATION

Operator
Good day, ladies and gentlemen, and welcome to the First Quarter 2009 The GEO Group Earnings Conference Call. My name is Tawanda and I will be your coordinator for today. (Operator Instructions) As a reminder, this conference is being recorded for replay purposes. I would now like to turn the call over to Mr. Pablo Paez, Director of Corporate Relations. Please proceed, sir.

Pablo Paez - The GEO Group — Director, Corporate Relations
Thank you, Operator. Good morning, everyone, and thank you for joining us for today’s discussion of the GEO Group’s First Quarter 2009 Earnings Results. With us today is George Zoley, Chairman and Chief Executive Officer; Wayne Calabrese, Vice Chairman, President, and Chief Operating Officer; Jerry O’Rourke, Chief Financial Officer; and Brian Evans, Vice President of Finance and Treasurer.
This morning, we will discuss our first quarter performance and current business development activities, and will conclude the call with a question-and-answer session. This conference call is also being webcast live on our website at www.thegeogroupinc.com.
Today, we will discuss non-GAAP basis information. A reconciliation from non-GAAP basis information to GAAP basis results may be found in the press release we issued this morning.
Before I turn the call over to George, please let me remind you that much of the information we will discuss today, including the answers we give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters. These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws.

Our actual results may differ materially from those in the forward-looking statements as a result of various factors contained in our Securities and Exchange Commission filings, including the Forms 10-K, 10-Q, and 8-K reports. With that, please allow me to turn this call over to George Zoley. George?

George Zoley - The GEO Group — Chairman, CEO
Thanks, Pablo. Good morning, everyone. Thank you for joining us today. We are very pleased with our first quarter results, which continue to show strong performance from our core operations in US Corrections, GEO Care, and International Services.
Our quarterly pro forma EPS increased 24% to $0.31, from $0.25 a year ago; and our GAAP EPS increased 26% to $0.29, from $0.23 a year ago. Our quarterly operating revenues increased to $246 million, from $233 million a year ago. Our quarterly adjusted EBITDA grew to $41.4 million, from $35 million. Our adjusted free cash flow for the quarter increased to $32.6 million from $24.4 million.
The primary drivers for the year-over-year growth in revenues and earnings in the quarter were the normalized contributions from eight facilities totaling 5,900 new beds, which we activated during 2008, as well as the January activation of the 192-bed expansion of the Robert Deyton facility in Georgia.
Our quarterly US Corrections average per diem increased to $53.84 from $52.76 one year ago.
This morning, we also increased our financial guidance for 2009. We now expect our 2009 operating revenues to be between $1.01 billion and $1.03 billion. This revenue estimate does not include cash through revenue construction.
We also increased our 2009 earnings guidance to a pro forma range of $1.32 to $1.37 per share, excluding $0.03 in our startup expenses and international proposal costs. We expect our GAAP earnings to be in a range of $1.29 to $1.34. We expect our second quarter operating revenues to be between $245 million to $250 million. This revenue estimate does not include pass-through revenue construction.
We expect our second quarter earnings to be in a pro forma range of $0.32 to $0.33 per share, excluding $0.01 in startup expenses and international proposal costs.
Our guidance is based on a number of assumptions, including the continued operation of our current contracts at projected occupancy levels and the activation of our announced projects under development as scheduled. Our guidance does not reflect the potential impact of an extension or refinancing of our $240 million senior revolving credit facility, which matures in September 2010.
Now, I would like to discuss our 2009 and 2010 activations before I address our capital requirements and financing. In January, we opened the 192-bed expansion at the Robert Deyton Detention Facility in Georgia, which will add $4 million into our operating revenues.
In Florida, the expansion of our Broward ICE Transition Center from 600 to 700 beds has been completed, in concert with the new April 1 contract, which we announced last week, involving this Company-owned facility.
In the UK, we are scheduled to assume operation of the 260-bed Harmondsworth Immigration Center in July of this year. This new facility will contribute $14 million in annual operating revenues. We also expect to complete a 360-bed expansion of this facility by mid-2010.
In Michigan, we expect to complete a 1225-bed expansion of our Company-owned 500-bed North Lake facility by year end 2009.
We are scheduled to complete the 545-bed expansion of our Company-owned 1030-bed immigration detention center in Tacoma, Washington, by year-end 2009.
In Colorado, we expect to complete the 1100-bed expansion of our Company-owned 400-bed Aurora Immigration Detention Facility by year-end 2009.
The 384-bed expansion of our Graceville, Florida, facility is expected to open by year-end 2009. Also in Florida, we are scheduled to complete construction on the new 2000-bed Blackwater River facility in Santa Rosa County by mid-2010.
Our current committed capital projects will require CapEx of $155 million in 2009 and $20 million in 2010.

At the end of the first quarter, we had $84 million in borrowings outstanding under our $240 million revolver, along with $46 million set aside for letters of credit.
Our cash on hand at the end of the quarter was approximately $16 million. We have the necessary capital to support our previously committed projects while retaining approximately $60 million in liquidity when these projects are completed. We also have an additional accordion feature in our credit facility for another $150 million.
I would now like to address our market segments, beginning with state government agencies. Our 2009 financial guidance reflects a 5% increase in EBITDA performance derived from our 10 correctional state clients over 2008. This is primarily driven by new beds we activated in 2008 and are being normalized in 2009. We believe a number of states, such as California, Oklahoma, Idaho, Georgia, Arizona, Virginia, and others will have an aggregate need for approximately 15,000 new correctional beds.
With regard to specific opportunities, the state of Florida issued two RFPs for private beds, one involving 1500 beds for expansion and another involving the development of a new 1000-bed facility. We submitted a proposal in response to procurement for a 1000-bed prison and await the agency’s decision on how it intends to proceed.
In Florida, we’ve been selected by the Department of Management Services to negotiate a contract for the continued management of the 1861-bed South Bay Correctional Facility. We believe that other state opportunities will develop in the second half of the year, following the state legislative cycle.
Turning to the federal market, the primary driver for growth continues to be the incarceration of criminal aliens. Our 2009 guidance reflects a 24% increase in the EBITDA contribution from our federal clients over 2008, primarily driven by new beds we opened last year.
The US marshals and the BOP both house criminal aliens facing criminal charges or serving time as a result of a conviction. The ICE population includes both undocumented aliens and criminal aliens who have completed their federal or state sentences. We house a population of approximately 10,000 aliens at our federal facilities. Of that population, two-thirds are criminal aliens, with only one-third non-criminal aliens.
We believe that both the 2009 Omnibus Bill and the President’s 2010 budget fully funded the three federal agencies. The President’s 2010 budget provides $1.4 billion in funding for initiatives related to the tracking, detention, and deportation of criminal aliens. This is a $400 million increase in funding for the ICE Secure Communities Program.
Additionally, the President’s 2010 budget provides $6 billion for the Federal Bureau of Prisons and $1.4 billion for the Office of Federal Detention Trustee for the continued detention of sentenced criminal aliens and detainees.
With regard to specific projects, the BOP has recently awarded one of its four criminal alien procurements that involve CARs 8 through 11. The CAR 8 contract was awarded in early April for approximately 2500 beds. CAR 10 and 11 related to 3800 beds, which are currently provided at two existing private facilities. CAR 11 has been cancelled by the BOP and we expect that all 3800 beds will be awarded under CAR 10 in the second or third quarter of this year.
We expect that CAR 9 will result in the award of approximately 1500 to 2000 additional beds. We now expect the CAR 9 contract will be awarded approximately at year end 2009 or early 2010, following the completion of environmental reviews.
We are participating in a rebid of our 1380-bed Rivers, North Carolina, facility, which is operated on behalf of the BOP. Bids are due May 19, while our contract continues to March 2011. We are also participating in a rebid of our 162-bed Brooklyn Residential Reentry Center in New York. Proposals have been submitted while our contract continues to February 2010.
ICE has recently issued an RFP for 1575 beds in the Tacoma, Washington, area, which is a rebid of the current 1000-bed facility that we’ve been operating and now are expanding.
ICE has also issued a presolicitation notice for 2200 new beds to be developed and managed in the Southern California area. We expect ICE to issue a formal solicitation for this project in the near term, with a potential for it by the end of the year.
Next, I would like to update you on the International business development efforts. In South Africa, we are scheduled to submit our final proposals in late May in response to the RFPs that were issued in December of 2008 for the construction and management of four new 3000-bed prisons. It is possible for one company to be awarded contracts for two of these four prison projects. Contract awards are expected in the fourth quarter of this year.
In Australia, the government of New South Wales has issued an Expression of Interest for the potential privatization of two existing state-run prisons with capacity for approximately 450 to 800 beds, respectively. We expect a request for tenders to be issued in the near term, with contract awards being made by the end of 2009.
In the UK, the government has recently announced plans to develop five new 1500-bed prisons to be built and managed by the private sector instead of three 2500-bed facilities that were previously referred to as Titan facilities.
With regard to mental health opportunities, GEO Care has been involved with two separate RFPs in the state of Georgia which were temporarily suspended but are expected to be reissued in the near future. The first opportunity relates to the renovation, construction, and operation of a state psychiatric hospital with a minimum of 600 beds. The second opportunity relates to the development and management of a 250-bed civil psychiatric hospital in the Atlanta area. GEO Care recently attended a three-day conference and is now waiting for the reissuance of these RFPs as well as RFPs in other states in which GEO Care has been marketing.
GEO Care has recently activated the new 720-bed Florida Civil Commitment Center replacement facility in Arcadia, Florida, marking the third replacement facility successfully developed and completed by GEO Care in the state of Florida.
In closing, we are very pleased with our first quarter results and our improved outlook for 2009, which reflect the continued organic growth of our Company even in today’s difficult economic environment.
We have sufficient capital to support our ambitious capital program, which will increase our long-term asset book value to approximately $1 billion when completed by the end of 2010. The fundamentals of our industry remain strong, with continued demand in our primary business segments at the federal and state levels, as evidenced by our project pipeline and the numerous RFPs for more than 20,000 beds which are expected to be competed for in the US and overseas.
This concludes my presentation. I would now like to open the call to any questions.
QUESTION AND ANSWER

Operator
(OPERATOR INSTRUCTIONS) Kevin Campbell, Avondale Partners.

Kevin Campbell - Avondale Partners — Analyst
Good morning. Thanks for taking my questions. I was hoping you could start by talking a little bit about your operating expenses. They improved fairly significantly year over year; they were better than we had modeled. So can you talk a little bit about what’s happening on that line item?

George Zoley - The GEO Group — Chairman, CEO
As compared to first quarter of last year?

Kevin Campbell - Avondale Partners — Analyst
Yes. Well, it was just (a) better than what we had thought. That was sort of, I think, some of the up side, at least relative to our expectations. So what’s happening there— are you seeing benefits from— my thoughts are that it’s benefits from lower overtime costs and things like that, but I wanted to see if there was anything else driving improvement there.

George Zoley - The GEO Group — Chairman, CEO
Part of it is that there was less startup expense this quarter than we expected, so that helped out the margins in the first quarter of this year as compared to what we might have expected for the first quarter. And then over all, it’s just the mix and the facilities that we’re bringing on line, especially the Laredo project, which came on in the fourth quarter.

Kevin Campbell - Avondale Partners — Analyst
Relative to your expectations, maybe you could talk a little bit about the out-performance. Obviously, you beat your guidance by $0.03 to $0.04. So there’s some portion of that, I suppose, from startup expenses being a little bit lower, but where else was the up side?

George Zoley - The GEO Group — Chairman, CEO
The up side is really in the new beds we’ve brought on line, which are mostly federal projects which carry higher per diems; and they’re also predominantly owned facilities. So the up side has been in the Federal market segment.

Kevin Campbell - Avondale Partners — Analyst
So those facilities ramped more quickly than you thought when you issued your guidance, or—?

George Zoley - The GEO Group — Chairman, CEO
They achieved higher profitability than we budgeted.

Kevin Campbell - Avondale Partners — Analyst
Okay. And then, looking at your guidance sequentially, if we look back at some of the last few years, you’ve seen some nice increases from first quarter to second quarter, anywhere from $0.04 to $0.07. Your guidance here is only implying roughly a $0.01 to $0.02 number. Is there a particular reason why you wouldn’t see some of the sequential growth from first quarter ‘09 to second quarter ‘09 that you’ve seen in prior periods?

George Zoley - The GEO Group — Chairman, CEO
Well, I think you can appreciate we’re still operating in some uncertain economic times, and we’ve tried to be prudent in developing our guidance for the investing public.

Kevin Campbell - Avondale Partners — Analyst
Okay. Could you talk a little bit about what you’re seeing with your negotiations with state customers on pricing? Not just on pricing but, obviously, it sounds like Graceville got pushed back a little bit so there’s some delays from states in, perhaps, initiating projects. So can you talk a little bit about what you’re seeing in your negotiations right now with states?

George Zoley - The GEO Group — Chairman, CEO
Just to get the basic context of what our involvement is in the state market — again, we have 10 state clients as opposed to our peers, who may have more. And we think we know them fairly well. The added EBITDA profitability this year versus last is really by adding more beds versus higher per diem rates. As we’ve said in the last call, and embedded in our guidance, is fairly flat per diem rates. We’re making more money because we delivered more beds. But our guidance includes those assumptions and information that we’ve been able to develop to date, as recently as this week.
So we don’t expect any surprises or disruptions, but again, we have fairly few clients and we think we’ve got it right in our guidance.

Kevin Campbell - Avondale Partners — Analyst
Okay, and if I recall from recently, your last call, there were maybe three states that you were going to be negotiating with on potential changes to the contracts; is that still about the same?

George Zoley - The GEO Group — Chairman, CEO
Yes, it is. And often it’s a matter of— it’s not necessarily an issue involving per diem rates; it may be just dropping the occupancy. That’s another just basic financial tool to manage budgets versus per diem rates.

Kevin Campbell - Avondale Partners — Analyst
Right. Last comment — could you talk at all about California and what you’re hearing from them as potential — more out-of-state beds or GEO Care opportunities there? Anything going on with that market?

George Zoley - The GEO Group — Chairman, CEO
As recently as this week, they’ve announced the possibility of releasing 8000 more prisoners, but I think this may relate to the fact that the legislature’s going to have to go back into session and there is, I think, a ballot initiative in May that will have an impact on the budgets. And I think people are basically looking for more money to provide to the corrections department; otherwise, they’re going to have to release a bunch of people, which I believe nobody wants to do, including the Governor.
And eventually, they’re going to have to build more beds. They haven’t built any significant beds in decades. And releasing low-level security prisoners is only a partial solution which, in fact, may turn out to be very temporary. And the long-term solution has to be to develop more beds, and I think that will take place in state and out of state. When that will happen, I really don’t know. It could be middle of the year, end of the year. But I think that has to happen. That’s my belief.

Kevin Campbell - Avondale Partners — Analyst
Okay, thank you very much.

Operator
Todd Fleet, First Analysis.

Todd Van Fleet - First Analysis — Analyst
Morning, guys. Nice quarter. I want to ask you, I guess to lead off here, about International. We’re seeing that New Zealand’s getting more active now. You’ve obviously got some new business starting up here in the UK. When you look around internationally, South Africa, I’m just not sure what to make of South Africa at this point.
But when you take a look at the various markets internationally, if you could rank them for us, kind of 1, 2, 3, which offer the most— the best near-term opportunities, I guess, to add to the bottom line [shoe], guys. George, if you could do that, that’d be great; or maybe Wayne, if you want to jump in.

Wayne Calabrese - The GEO Group — Vice Chairman, President, COO
This is Wayne, Todd. I think George covered all three of those markets that we’re currently in and I’m not sure I could effectively rank them other than maybe in terms of timing.
The Parklea and Cessnock opportunities in New South Wales are to take over existing prisons. And so there’s no construction time, and to the extent new contracts are obtained and they are priced properly, as they would be for us, we would have the opportunity to add to the bottom line sooner than later.
South Africa is very much an ongoing proposition. It is getting very close to the time for submission of bids there and every indication is government will adhere to their timetable. But that does have a construction lead time of 18 to 24 months and so that’s a little bit further out in the future in terms of bottom-line impact.
The UK, as George described, seemed to have gone from what was very large, 2500-bed facilities known as Titans to now five 1500-bed prisons, probably more traditional in approach and mission. And we’ll be looking very closely at what those procurements have to offer when they come out. They’re not out yet. And I guess of the three of those markets, it’s the one that offers much but is going to occur a little bit more in the future than the other two.

Todd Van Fleet - First Analysis — Analyst
Okay. So, Wayne, then Australia sounds like it’s probably the nearest term in terms of potential EPS impact. How do you feel about your positioning there? Do you feel like— considering all the elements, right? — the political environment, their ability to move forward and willingness to move forward with these procurements, the competitive position you have in those markets — is Australia kind of the best opportunity you guys have for the near term versus the UK?

Wayne Calabrese - The GEO Group — Vice Chairman, President, COO
Again, in the near term, yes. It has the nearest-term opportunity and we are well positioned in that country as well as in that state. New South Wales is where we built the Junee facility and continue to be the operator. In fact, just signed that contract and that should be finalized by government— I guess it was finalized today, as a matter of fact. So that contract has been renewed and signed again. We’re in good position in New South Wales. I think we have as good an opportunity to win there as anywhere that we do business.
The UK, as I said before, is still a little bit out there in the future because, while they’ve announced their intention to do five new 1500-bed prisons, we’ve not seen anything definitive in terms of either the location of those prisons— they do have zoning issues there; planning, they call it. So they have a number of hurdles they would have to go through administratively before those procurements hit the street.

Todd Van Fleet - First Analysis — Analyst
Okay. I’m looking at your pipeline of activity that you guys have on your investor deck. You have additional state requirements of 15,000 beds. How much of those 15,000 is accounted for by California and Arizona? Kind of could you parse those separately?

Wayne Calabrese - The GEO Group — Vice Chairman, President, COO
Well, California could take all 15,000, as you well know. Because they need tens of thousands. By most calculations, they need 40,000 to 50,000 beds. When they’ll build that number of beds, nobody knows, and it’ll probably be over a several-year period. But I think the next tranche of beds in California will be in the 3,000 to 5,000 range by itself.
Arizona continues to need beds. It has several thousand beds out of state, it needs beds in state. So I would say at last two— well, 3,000 beds are out of state, so it needs at least that many beds. Now, that’s the best I can do at this time.

Todd Van Fleet - First Analysis — Analyst

Okay. And then with respect to CAR 9, I think you’ve said that maybe 1,500 to 2,000 beds, or you think it’s going to be revised— it’s revised upward to 2,000?

George Zoley - The GEO Group — Chairman, CEO
Well, we give that range because I think in the minds of the BOP it comes down to, well, what’s the per diem rate? How many beds can they get with the funds that are available to them? So they don’t really know the answer until they see the final pricing.

Todd Van Fleet - First Analysis — Analyst
And when you think about— it seems like Baldwin, I guess, would be the obvious choice in terms of what you would put forward for that procurement, unless I’m missing there. Please correct me if I’m wrong.
Have you— throughout this process in terms of just the feedback that you’ve gotten, perhaps internally, from the BOP and maybe just in anticipation of this procurement, how do you feel about— do you feel better? Is there no change regarding your feelings about how well that facility will serve the requirements, I guess, of CAR 9?

George Zoley - The GEO Group — Chairman, CEO
Well, I think we feel very strongly that it will serve the requirements of CAR 9 and we feel very good about our chances of competing. We are a little frustrated as to the length of time these procurements now are taking, particularly because of the environmental reviews, but I guess that’s just part of the process that we have to get used to.
The problems that typically occur in government business are delay, delay, delay and that’s certainly been the case with these CAR procurements.

Todd Van Fleet - First Analysis — Analyst
Is the government going through some sort of re-determination or re-assessment of the wage determination that’s used— that it kind of sets out nationally so it’s— it carves up the US into various markets and it says, here’s what the prices— here’s what the wages need to be in these locales. Is it going through, given what’s happened macroeconomically and domestically here, is it going through that process right now? Is that contributing to any of the delay or do you feel better, I guess, about your positioning in Michigan upon any sort of re-evaluation, I guess, along those lines?

George Zoley - The GEO Group — Chairman, CEO
I don’t think the wage determinations are being re-valuated in any grand, sweeping way. I think they are periodically adjusted on a case-by-case basis. And the wage determinations for all the CARs have already taken place.

Todd Van Fleet - First Analysis — Analyst
Okay, thank you.

Operator
(Operator Instructions). Your next question comes from the line of Manav Patnaik with Barclays Capital. Please proceed.

Manav Patnaik - Barclays Capital — Analyst

Hi, guys. I just wanted to clarify your— the embedded, I guess, flat per diem rates that you have in your guidance. Is that for the total company, or were you referring that specifically to your 10 state clients.

George Zoley - The GEO Group — Chairman, CEO
It was to the 10 state clients.

Manav Patnaik - Barclays Capital — Analyst
Okay and then from— and then on the federal side, I mean, are you— what sort of trends are you seeing there? I mean, is it flat there, as well? Or are you seeing small increases, less than what you might have expected? Or any comment here on that?

George Zoley - The GEO Group — Chairman, CEO
Well, we are seeing increases. And, as I said earlier in the conference call script, our per diem rate has adjusted from year-over-year, primarily because of the federal clients and the new federal facilities we brought on line.

Manav Patnaik - Barclays Capital — Analyst
Okay. And then, I guess, just given your close relationship with the customers, just two things if you could briefly address. It might be a little early or premature, but, obviously, the budget situations are not necessarily going to get resolved after the July 1 deadline moves in. What are the thoughts that you’re hearing from customers with respect to sort of the longer-term goals that they have? Is it towards more outsourcing and potentially lower prices? And, also, what sort of impact do you anticipate on the states easing some of their parole requirements over the near term?

George Zoley - The GEO Group — Chairman, CEO
Well, I think there’s a lot of dynamics going on. First of all, many states did have budget deficits — and do — but the federal stimulus program and assistance to the states has been very effective in helping to fill a lot of those gaps over the next two to three years.
But, even so, many states are more aggressive in seeking ways to save money and several of the states that we work in, which are the Sun Belt states, are still in need of prison beds this year and in following years and this kind of environment puts more pressure to privatize and consider privatization.

Manav Patnaik - Barclays Capital — Analyst
Okay. And then, final question, just along the lines of how you guys look at it. How do you evaluate, sort of, the— how much or how many beds you want to expand, given, obviously, discussions with customers as opposed to alternative uses of your capital like share buyback, et cetera. Like what sort of return on capital do you target for your facilities in order to make that worthwhile?

George Zoley - The GEO Group — Chairman, CEO
Well, I think we’ve said that it’s approximately a mid-teens cash on cash return on organic growth and that is the best use of our money. Every time we’ve modeled a stock buyback, it’s really not in the interest of the shareholders.
So as long as we have organic growth opportunities, that’s the cheapest and most profitable means to grow the Company and increase shareholder value and that’s what we’re doing, particularly this year, maybe more dramatically than any other prior year. We have several expansions that are under way this year at company-owned facilities that, I believe, total approximately $200 million. And we are well on track to achieving those objectives and we think that is the best and most profitable way of growing the Company and increasing shareholder value.

Manav Patnaik - Barclays Capital — Analyst
And just a quick followup. Like, was the— you mentioned that comparing to the share buyback it, obviously, wasn’t— I mean, the share buyback wasn’t the most— wasn’t the best use of capital. Was that also the case when you looked at— when your stock was down in sort of the $13 range?

George Zoley - The GEO Group — Chairman, CEO
Yes, even then. Even then. Believe me, we modeled it, because we were asking ourselves, but, given the organic growth opportunities we have, that is the best place to put our money.
If we didn’t have any opportunities, well, then that’s another kind of question. We would certainly have considered a stock buyback, in that case. But in looking at what the needs of our clients are at the federal and state levels, we believe that there is continued strong demand for our type of services that require expansion or construction of facilities and we’ve committed $200 million this year to that purpose and we think that will play out very well by the end of the year.

Manav Patnaik - Barclays Capital — Analyst
Understood. Thank you, guys. Good quarter.

George Zoley - The GEO Group — Chairman, CEO
Thank you.

Operator
Your next question comes from the line of Jamie Sullivan with RBC Capital Markets. Please proceed.

Jamie Sullivan - RBC Capital Markets — Analyst
Good morning.

George Zoley - The GEO Group — Chairman, CEO
Good morning.

Jamie Sullivan - RBC Capital Markets — Analyst
A question on your— the RFPs and opportunities you talked about in your prepared remarks. I was just wondering which ones are, essentially, incremental from— that developed over the quarter. It sounds like, maybe, the Florida opportunities and the one opportunity with ICE. Are those incremental over those already— had you been talking about those in prior calls?

George Zoley - The GEO Group — Chairman, CEO
I think I’ve talked about all the opportunities previously.

Jamie Sullivan - RBC Capital Markets — Analyst
Okay. All right, great. And the GEO Care— in the GEO Care segment, you also mentioned some other RFPs you’re working there. Is that in reference to California, or are there other states where discussions are starting to happen?

George Zoley - The GEO Group — Chairman, CEO
Well, I was talking about Georgia where there’s two RFPs, one involving a 600-bed facility and another involving, I believe, a 240-bed facility— 250-bed facility.

Jamie Sullivan - RBC Capital Markets — Analyst
Right. I thought you had mentioned that there were other opportunities starting to come up in GEO Care, as well, with—

George Zoley - The GEO Group — Chairman, CEO
We are marketing in other states, but I didn’t specify which states.

Jamie Sullivan - RBC Capital Markets — Analyst
Okay. And—

George Zoley - The GEO Group — Chairman, CEO
What I did was just reference what is in the public domain. Georgia has issued— has previously issued two RFPs, pulled them back, and is now intending to reissue them and they’ve already held a pre-bid conference related to those two RFPs.

Jamie Sullivan - RBC Capital Markets — Analyst
Right, okay. And then sort of a followup on the operating margin and operating— OpEx. With the employment situation where it is, are you starting to see some benefits on the turnover side and lower overtime?

George Zoley - The GEO Group — Chairman, CEO
Absolutely. Our turnover has been reduced significantly. Recruitment is much easier these days in just about every part of the country. And that’s beneficial to our kind of business, which 60% is comprised of labor costs, including overtime.

Jamie Sullivan - RBC Capital Markets — Analyst
Okay, great.
And then last question, on the state budget and visibility there, is it fair to say that there’s a bit more comfort than where we were three months ago or is it about the same, kind of unchanged, on what you expect your state customers to do?

George Zoley - The GEO Group — Chairman, CEO
I’d say there is more comfort because most of the states are getting close to concluding their session. They’re probably within a matter of two, three, four weeks of adjourning their sessions.

Jamie Sullivan - RBC Capital Markets — Analyst
Okay, great. Thanks a lot.

George Zoley - The GEO Group — Chairman, CEO
Thank you.

Operator
Your next question comes from the line of Gregory Williams with Sidoti & Company. Please proceed.

Gregory Williams - Sidoti & Company — Analyst
Good morning, guys. Thanks for taking my call. I just had one question on the seasonality. It looks like the seasonality did not negatively impact you guys as much this time around as compared to previous first quarters. I was just wondering if you could provide some insight there and maybe an explanation on why that happened?

George Zoley - The GEO Group — Chairman, CEO
Well, there’s probably a couple of dynamics taking place. I think we did experience a normal seasonality into the first quarter, but that was eclipsed by all of the additive beds we brought on line last year that came to normalized contribution this year. So the number of new beds offset any— offset the seasonality and achieved a higher level of profitability, even beyond our budget projections and our guidance projections.

Gregory Williams - Sidoti & Company — Analyst
So is it fair to say, going forward, as you increase the size of your facilities and beds that seasonality is going to be less of an impact, going forward?

George Zoley - The GEO Group — Chairman, CEO
There will always be quarterly fluctuations. We’ll always have some level of seasonality and all four quarters have their own different attributes. I really can’t think of any business that’s just absolutely static from first quarter to fourth quarter.

Gregory Williams - Sidoti & Company — Analyst
Okay, thanks.

Operator
Your next question comes from the line of Chuck Ruff with Insight Investments. Please proceed.

Chuck Ruff - Insight Investments — Analyst
Hi. Most of my questions have been asked and answered, so I’ve just got a few modeling things here. Can you talk about what you expect interest expense to be in ‘09 and also capitalized interest?

Brian Evans - The GEO Group — VP Finance and Treasurer
I think for interest expense, it’ll be relatively consistent with last year, so $28 million to $30 million for interest expense. And that includes Cap I, so Cap I is a little less than last year, but interest rates are slightly lower. Debt balances are going to be higher, so overall it’ll be consistent with prior year, about $7 million a quarter, $7 million to $7.5 million.

Chuck Ruff - Insight Investments — Analyst
In interest expense after deducting capitalized?

Brian Evans - The GEO Group — VP Finance and Treasurer
That’s right.

Chuck Ruff - Insight Investments — Analyst
Okay and capitalized interest, you say, is close to last year?

Brian Evans - The GEO Group — VP Finance and Treasurer
No, it’ll be less than last year. This quarter was about $600,000 and I think for the year it’ll be about $2.5 million to $3 million.

Chuck Ruff - Insight Investments — Analyst
Okay. And at the end of the fourth quarter you talked— you kind of walked us through the liquidity for the year and you addressed some of that earlier. Can you update us on, for example, what was the CapEx in the first quarter and what’s the expected free cash flow in ‘09 to help pay for all the CapEx?

Brian Evans - The GEO Group — VP Finance and Treasurer
The CapEx in the— the development CapEx in the first quarter was about $22 million. Overall CapEx was about $24 million. So there’s about $2 million in maintenance CapEx and the free cash flow for the year we’re estimating about $100 million to $110 million, to supplement the project CapEx, which is expected to be, this year, about $155 million.

Chuck Ruff - Insight Investments — Analyst
Right, plus maintenance CapEx on top of that. Okay of that $100 million to $110 million, how much—

Brian Evans - The GEO Group — VP Finance and Treasurer
The $100 million to $110 million that I gave you, that’s cash flow after maintenance CapEx, which we estimate to be about $1 million a year.

Chuck Ruff - Insight Investments — Analyst
Oh, I see. Okay. Okay, that’s all I had. Thanks.

Operator
And your next question is a followup from the line of Todd Van Fleet with First Analysis. Please proceed.

Todd Van Fleet - First Analysis — Analyst
Hi. Brian, can you refresh me how much CapEx was— or how much CapEx will be, in total, related to the North Lakes or the Baldwin expansion, the Tacoma expansion and the [Roar]?

Brian Evans - The GEO Group — VP Finance and Treasurer
The total for all of them?

Todd Van Fleet - First Analysis — Analyst
Yes, and if you want to go facility by facility, that’d be great.

Brian Evans - The GEO Group — VP Finance and Treasurer
Well, for the year we’re looking at— I would say for the year we’re looking — and it mostly relates to those three projects — about $155 million in CapEx.

Todd Van Fleet - First Analysis — Analyst
$155 million CapEx this year, but how much in total for the three—?

Brian Evans - The GEO Group — VP Finance and Treasurer
And for next year to finish off those, another $20 million to $25 million.

Todd Van Fleet - First Analysis — Analyst
Okay, so $180 million, in total, for the three facilities.

Brian Evans - The GEO Group — VP Finance and Treasurer
For the three facilities and some other miscellaneous projects that are also going on. And that’s why George said, approximately $200 million.

Todd Van Fleet - First Analysis — Analyst
Okay. So you’re looking at, maybe just on that basis alone, a step up in D&A of about $4 million to $5 million from, maybe, the run rate where we’re at now to when those facilities are done. Is that right?

Brian Evans - The GEO Group — VP Finance and Treasurer
That’s right. 40 years. Most of that CapEx will be depreciated over 40 years.

Todd Van Fleet - First Analysis — Analyst
Right. Okay. I guess a bigger picture question, George, where— given where we’re at from a political standpoint, from just the general macroeconomic standpoint, obviously I think everyone in the industry feels that there’s a lot of opportunity out there, still, for the private sector. Have you given any thought to expanding the service offerings that you currently have?
So you’ve got GEO Care, you’ve got the Adult Secure, you’re doing some internationally. But given the attitude shift, I guess, toward focusing on rehabilitation, that sort of thing, have you thought about maybe expanding the service offering to different types of treatment, different types of facilities, I guess, that would focus on rehabilitation or treatment as opposed to just kind of the incarceration aspect of it?

George Zoley - The GEO Group — Chairman, CEO
Well, as I’ve said on a number of occasions, we are interested in further diversifying the Company and we’re regularly looking at other services and opportunities. So you should not be surprised if we make some kind of announcement, some time, because we are doing just that. We are looking at other— but predominantly labor-intensive kind of services, governmental services, that we could succeed in providing for federal or state clients.

Todd Van Fleet - First Analysis — Analyst
And just to be clear, those are government-paid type services, so you’re selling essentially to the same customer base. It’s probably not counties, necessarily, but you’re selling to state customers and federal customers and it’s pretty much government-pay work?

George Zoley - The GEO Group — Chairman, CEO
That’s correct.

Todd Van Fleet - First Analysis — Analyst
Okay, thank you.

Operator
Your next question is a followup from the line of Chuck Ruff with Insight Investments. Please proceed.

Chuck Ruff - Insight Investments — Analyst
As a followup to the last question there, when you talk about further diversifying the Company, do you expect, or do you require the same kind of hurdle rate as all the opportunities that you see in US correctional?

George Zoley - The GEO Group — Chairman, CEO
Yes. The hurdle rate we talked about when we invest our capital is, we’ve said, is the 15% cash on cash. But some services would not be that capital intensive. That’s probably the most extreme example of what the return requirements would be in a contracted service.

Chuck Ruff - Insight Investments — Analyst
Okay. I guess I’m a little confused. You’re saying to diversify the Company you would expect a 15% cash-on-cash return, minimum level?

George Zoley - The GEO Group — Chairman, CEO
Yes.

Chuck Ruff - Insight Investments — Analyst
Okay.

George Zoley - The GEO Group — Chairman, CEO

But many services have very little low capital requirements and the return on capital is even much higher.

Chuck Ruff - Insight Investments — Analyst
Okay. Okay, thanks.

Operator
And at this time we have no further questions. I would now like to turn the call back over to Mr. George Zoley for the closing remarks.

George Zoley - The GEO Group — Chairman, CEO
Well, thank you so much for listening to and participating in our call today. We look forward to addressing you in the next quarter.

Operator
Thank you for joining today’s conference. That concludes the presentation. You may now disconnect and have a great day.